Exhibit 99.1
ADAMS INITIATES PHASE II CLINICAL PROGRAM FOR ERDOSTEINE

CHESTER, N.J. (Mar. 30, 2006) — Adams Respiratory Therapeutics, Inc. (NASDAQ: ARxT) announced today the initiation of a Phase II clinical trial of erdosteine, a mucoregulator and antioxidant drug that the Company in-licensed from Edmond Pharma, SRL, for U.S. development. Adams filed its Investigational New Drug (IND) application for erdosteine in January 2006.
The Phase II placebo-controlled investigational study will evaluate different dose levels and clinical methods in approximately 400 patients with chronic bronchitis associated with chronic obstructive pulmonary disorder or COPD.
Erdosteine is marketed in more than 30 countries outside of the United States for the treatment of acute and chronic bronchitis and has more than 24 million patient exposures.
About Edmond Pharma, SRL
Edmond Pharma, SRL has a long tradition in the development and manufacture of fine chemicals and pharmaceutical specialties for the world-wide market. The company is located in Paderno Dugnano, north of Milan, Italy. More information can be found on the company’s Web site at http://www.edmondpharma.it/.
About Adams Respiratory Therapeutics, Inc.
Adams is a specialty pharmaceutical company focused on the late-stage development, commercialization and marketing of over-the-counter and prescription pharmaceuticals for the treatment of respiratory disorders.
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Investor/Media Contact: Janet M. Barth (908) 879-2428
Source: Adams Respiratory Therapeutics, Inc.